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[LOGO]  PHOENIX LIFE INSURANCE COMPANY
        A Stock Company

OVERLOAN PROTECTION RIDER

                             RIDER SPECIFICATIONS

Policy Number:  [9730000]

Insured(s):     [John M. Doe]

This rider is made a part of the policy to which it is attached, in consideration of the application, a copy of which is attached to and made a part of the policy. The rider becomes effective on the Policy Date of the policy.

You have the option of exercising Overloan Protection, in writing, when all the following conditions exist on the Monthly Calculation Date:

    1. the Policy Debt exceeds the Face Amount then in effect;

    2. the Policy Debt is equal to [96%] of the Policy Value;

    3. the Insured(s) is(are) at least age [65];

    4. this policy has been in force for at least [15] Policy Years;

    5. all premiums paid have been previously withdrawn; and

    6. the Guideline Premium Test has been elected.

Policy Debt in excess of [96%] of the Policy Value, if any, must be repaid at the time that Overloan Protection is exercised.

Once you have exercised Overloan Protection, a one-time charge, as shown in the Schedule Pages, will be assessed. There is no additional charge for this benefit or for any of the automatic changes that occur pursuant to your election of this benefit.

Overloan Protection will be effective on the Monthly Calculation Date following your written request. Once in effect, Overloan Protection will prevent your policy from terminating and the following changes will automatically take effect:

    1. any riders, except this rider, then in effect will terminate;

    2. the Death Benefit Option will be permanently set to Option A or 1, as applicable;

    3. the Face Amount then in effect will be changed to [101%] of the Policy Value;

    4. if applicable, any Policy Value not currently invested in the Fixed Account or Long Term GIA, will be transferred to such account at no additional charge.

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Once Overloan Protection is in effect the following will apply:

    1. the Death Benefit will equal the greater of (a) and (b), where:

         a. = the new Face Amount, and

         b. = the applicable Minimum Death Benefit Percentage as shown in the table below, multiplied by the greater of (i) and (ii), where:

              i.  = the Policy Value, and

              ii. = the Policy Debt;

    2. no further premium payments will be accepted;

    3. no further withdrawals will be allowed;

    4. no further monthly deductions will be assessed;

    5. no additional loans or loan repayments will be allowed;

    6. any loan balance will continue to reduce the Death Benefit payable; and

    7. loan Interest will continue to accrue on this policy.

[Minimum Death Benefit Percentages

                    Age   Pct.  Age  Pct.      Age      Pct.
                   ------ ----- ---  ----- ------------ -----
                   0 -40  250%  54   157%      68       117%
                    41    243   55   150       69       116
                    42    236   56   146       70       115
                    43    229   57   142       71       113
                    44    222   58   138       72       111
                    45    215   59   134       73       109
                    46    209   60   130       74       107
                    47    203   61   128       75       105
                    48    197   62   126      76-90     105
                    49    191   63   124       91       104
                    50    185   64   122       92       103
                    51    178   65   120       93       102
                    52    171   66   119       94       101
                    53    164   67   118   95 and over  100]

Reinstatement of This Rider

If the policy terminates in accordance with the Grace Period provision in the policy, and it is reinstated in accordance with the reinstatement provision of the policy, you may reinstate this rider at that same time.

                                                  Phoenix Life Insurance Company

                                                        /s/ John H. Beers
                                                  ------------------------------
                                                           [Secretary]

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